EXHIBIT 99.1

TRIPATH TECHNOLOGY TO TRANSFER

TO NASDAQ SMALLCAP MARKET

San Jose, California, November 18, 2002 — Tripath Technology Inc. (NASDAQ: TRPH), creators of Class-T™ advanced 1-bit Digital Audio Amplifiers, announced today that it has been approved to transfer the listing of its common stock from The Nasdaq National Market to The Nasdaq SmallCap Market.  Tripath’s common stock will be transferred to The Nasdaq SmallCap Market at the opening of business on November 19, 2002 and will continue to trade under the ticker symbol TRPH.  The Company will have until February 10, 2003 to meet the $1.00 minimum bid price requirement to remain listed on The Nasdaq SmallCap Market.  The Company may also be eligible for an additional 180 day grace period after February 10, 2003 provided that it meets the initial Nasdaq SmallCap Market listing criteria. Furthermore, the Company may be eligible to transfer back to The Nasdaq National Market if by August 8, 2003 the Company’s bid price per share maintains the $1.00 per share requirement for 30 consecutive trading days and have maintained compliance with all other continued listing requirements of the Nasdaq National Market.

About Tripath Technology

Based in San Jose, California, Tripath Technology is a fabless semiconductor company that focuses on providing highly efficient power amplification to the digital media and electronics markets, DSL markets and RF markets.   Tripath has created a patented technology called Digital Power Processing™ (DPP) which combines modern advances in digital signal processing and power processing. Tripath’s current customers include consumer electronic and computer companies, such as Sony, Aiwa, Panasonic, Denon, Hitachi, Blaupunkt and Apple Computer; as well as DSL communications equipment providers, such as Alcatel, who use Tripath’s power efficient line drivers for central office applications.  For more information please visit our web site at http://www.tripath.com/.

Safe Harbor Statement—This release may contain, in addition to historical information, statements that are forward looking and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from the future performance suggested in this release. Such factors include, but are not limited to, the Company’s ability to successfully transfer from The Nasdaq National Market to The Nasdaq SmallCap Market, the Company’s ability to comply with The Nasdaq SmallCap Market’s continued listing requirements, including the $1.00 minimum bid price listing requirement, the Company’s history of losses, silicon wafer pricing pressures, the availability of foundry and assembly capacity and raw materials, the availability and pricing of competing products and technologies, the Company’s limited number of customers, risks associated with international operations, fluctuations in the manufacturing yields of our third party semiconductor foundries and other problems or delays in the fabrication, assembly, testing or delivery of our products. We also may not be able to specify, develop or acquire, complete, introduce, market and transition to volume production new products and technologies in a timely manner.

Further, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. Reference is made to the discussion of risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q. Although any of the Company’s projections and the factors influencing them will likely change, the Company will not necessarily update the information contained in this release.

Contact Information:

Peter Nam

Tripath Technology, Inc.

2560 Orchard Parkway

San Jose, CA 95131

408.750.6819

pnam@tripath.com